For more information contact: Bruce Kay Markel Corporation 804-747-0136 bkay@markelcorp.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2017 FINANCIAL RESULTS

Richmond, VA, February 6, 2018 --- Markel Corporation (NYSE: MKL) reported book value per common share outstanding of $683.55 at December 31, 2017, up 13% from $606.30 at December 31, 2016. Over the five-year period ended December 31, 2017, the compound annual growth in book value per common share outstanding was 11%. Comprehensive income to shareholders was $1.2 billion for the year ended December 31, 2017 compared to $667.0 million in 2016. The combined ratio was 105% in 2017 compared to 92% in 2016. Diluted net income per share was $25.81 for the year ended December 31, 2017 compared to $31.27 in 2016.

Alan I. Kirshner, Executive Chairman, commented, “We finished 2017 with record comprehensive income of more than $1 billion which drove double-digit growth in book value over the past one-year and five-year periods. This was largely due to outstanding performance in our equity portfolio and reflects the benefit of our diversified operations. Our revenues also set a record, exceeding $6 billion, and reflect both organic growth and contributions from recent acquisitions. In the fourth quarter, we completed the acquisition of State National, which adds a premier fronting platform and collateral protection coverages to our insurance operations. Earlier this year we added Costa Farms to our portfolio of Markel Ventures companies and we also completed the acquisition of SureTec in our insurance operations. We are excited about the opportunities each of these acquisitions brings to Markel as we continue to focus on building long-term value for our shareholders.”

The following tables present selected financial data from 2017 and 2016.

	Years Ended December 31,
(in thousands, except per share amounts)	2017	2016
Income before income taxes	$87,295	$629,920
Net income to shareholders	$395,269	$455,689
Comprehensive income to shareholders	$1,174,974	$667,047
Weighted average diluted shares	14,006	14,078
Diluted net income per share	$25.81	$31.27

(in thousands, except per share amounts)	December 31, 2017	December 31, 2016
Book value per common share outstanding	$683.55	$606.30
Common shares outstanding	13,904	13,955

Comprehensive income to shareholders for 2017 was $1.2 billion compared to $667.0 million in 2016. The increase was due to an increase in net unrealized gains on investments, net of taxes, of $763.0 million in 2017 compared to $242.2 million in 2016, partially offset by lower net income to shareholders in 2017 compared to 2016. The increase in net unrealized gains on investments, net of taxes, in 2017 was attributable to an increase in the fair value of our equity portfolio as of December 31, 2017 compared to December 31, 2016. Net income to shareholders was $395.3 million in 2017 and $455.7 million in 2016. The decrease in net income to shareholders and diluted net income per share during 2017 was driven by an underwriting loss and net realized investment losses in 2017 compared to an underwriting profit and net realized investment gains in 2016. These decreases were partially offset by an income tax benefit in 2017 resulting from the enactment of the Tax Cuts and Jobs Act (TCJA).

On December 22, 2017, the United States enacted the TCJA, which made significant modifications to U.S. federal income tax law, most of which are effective January 1, 2018. The TCJA, among other changes, (1) reduces the U.S. corporate tax rate from 35% to 21%, (2) imposes a one-time deemed repatriation tax on unremitted foreign earnings which were not previously subject to U.S. income tax, (3) moves the U.S. from a worldwide tax system towards a territorial tax system and (4) modifies the manner in which property and casualty insurance loss reserves are computed for federal income tax purposes. U.S. GAAP requires companies to recognize the effect of tax law changes in the period of enactment. As a result, we recorded a one-time tax benefit of $339.9 million in the fourth quarter of 2017, a portion of which is considered provisional.

In November 2017, we completed the acquisition of State National Companies, Inc., (State National), a Texas-based leading specialty provider of property and casualty insurance that includes both fronting services and collateral protection insurance. Results attributable to the collateral protection insurance business are included in the U.S. Insurance segment. Results attributable to the fee-based fronting business (program services) are reported separate from our underwriting operations and are not included in a reportable segment.

In August 2017, we acquired 81% of Costa Farms, a Florida-based privately held grower of house and garden plants. Results attributable to this acquisition are included with our Markel Ventures operations, which are not included in a reportable segment.

In April 2017, the Company completed the acquisition of SureTec Financial Corp. (SureTec), a Texas-based privately held surety company primarily offering contract, commercial and court bonds. Results attributable to this acquisition are included in the U.S. Insurance segment.

Underwriting Results

Consolidated

	Combined Ratio Analysis
	Years Ended December 31,
	2017	2016
U.S. Insurance	95%	93%
International Insurance	104%	94%
Reinsurance	132%	87%
Consolidated	105%	92%

Underwriting results in 2017 included $565.3 million, or 13 points, of underwriting loss from Hurricanes Harvey, Irma, Maria and Nate as well as the earthquakes in Mexico and wildfires in California (2017 Catastrophes). The underwriting loss on the 2017 Catastrophes was comprised of $585.4 million of estimated net losses and $20.1 million of net assumed reinstatement premiums. The 2016 consolidated combined ratio included $68.7 million of underwriting loss, or two points on the consolidated combined ratio, related to Hurricane Matthew and the Canadian wildfires (2016 Catastrophes).

The following table summarizes, by segment, the components of the underwriting losses related to the 2017 Catastrophes.

	Year Ended December 31, 2017
(dollars in thousands)	U.S. Insurance	International Insurance	Reinsurance	Consolidated
Losses and loss adjustment expenses	$132,159	$122,817	$330,384	$585,360
Ceded (assumed) reinstatement premiums	9,001	3,390	(32,465)	(20,074)
Underwriting loss	$141,160	$126,207	$297,919	$565,286
Impact on combined ratio	6%	13%	32%	13%

The estimated net losses and loss adjustment expenses on the 2017 Catastrophes are net of estimated reinsurance recoveries of $490.3 million. Both the gross and net loss estimates on the 2017 Catastrophes represent our best estimate of losses based upon information currently available. Our estimate for these losses is based on claims received to date and detailed policy level reviews, industry loss estimates, output from both industry and proprietary models as well as a review of in-force contracts. The estimate is dependent on broad assumptions about coverage, liability and reinsurance. Due to these factors, we believe our gross and net loss estimates on the 2017 Catastrophes have a high degree of volatility. While we believe our reserves for the 2017 Catastrophes as of December 31, 2017 are adequate, we continue to closely monitor reported claims and will adjust our estimates of gross and net losses as new information becomes available. The net losses for the 2017 Catastrophes were within our risk tolerance for events of this magnitude.

The consolidated combined ratio was 105% in 2017 compared to 92% in 2016. The increase in the consolidated combined ratio was driven by the impact of the 2017 Catastrophes. Excluding the impact of underwriting losses related to the 2016 Catastrophes and 2017 Catastrophes described above, the combined ratio increased due to a higher current accident year loss ratio and less favorable prior accident year loss ratio, partially offset by a lower expense ratio. The increase in the current accident year loss ratio is primarily due to higher current accident year loss ratios in our International Insurance and Reinsurance segments in 2017 compared to 2016. The decrease in the expense ratio in 2017 compared to 2016 is primarily driven by a favorable impact from higher earned premium volume and a decrease in profit sharing expenses in 2017 compared to 2016. These decreases in the expense ratio were partially offset by an unfavorable impact from changes in the mix of business in our International Insurance and Reinsurance segments.

The 2017 combined ratio included $501.5 million of favorable development on prior years' loss reserves compared to $505.2 million in 2016. Although favorable development on prior years' loss reserves remained consistent in 2017 compared to 2016, development on prior years' loss reserves had a less favorable impact on the combined ratio in 2017 due to higher earned premium volume in 2017 compared to 2016. In 2017, prior years' loss reserves in our Reinsurance segment included $85.0 million, or two points, of adverse development on prior years' loss reserves resulting from a decrease in the discount rate, known as the Ogden Rate, required in the calculation of lump sum awards in United Kingdom bodily injury cases. In 2016, favorable development on prior years' loss reserves in our U.S. Insurance segment was net of $71.2 million, or two points on the consolidated combined ratio, of adverse development on our medical malpractice and specified medical product lines. There was no significant development on these lines in 2017.

U.S. Insurance Segment

The combined ratio for the U.S. Insurance segment for 2017 was 95% (including six points for the underwriting loss on the 2017 Catastrophes) compared to 93% (including one point for the underwriting loss on the 2016 Catastrophes) in 2016. The increase in the 2017 combined ratio was due to the impact of the 2017 Catastrophes, partially offset by more favorable development of prior years' loss reserves. The U.S. Insurance segment's 2017 combined ratio included $301.9 million of favorable development on prior years' loss reserves compared to $204.9 million in 2016. The increase in favorable development was primarily due to adverse development on our medical malpractice and specified medical product lines in 2016, which totaled $71.2 million or three points on the segment combined ratio. There was no significant development on these product lines in 2017. Also contributing to the increase in favorable development on prior years' loss reserves was favorable development on our specialty programs business in 2017 compared to slightly adverse development on this business in 2016 and more favorable development on our workers' compensation product line in 2017 compared to 2016. These increases in favorable development were partially offset by less favorable development on our property product lines in 2017 compared to 2016. The favorable development on prior years' loss reserves in 2017 was most significant on our general liability, professional liability and workers' compensation product lines as well as our personal lines business. In 2016, favorable development on prior years' loss reserves was most significant on our general liability, workers' compensation, property and non-medical professional liability product lines.

International Insurance Segment

The combined ratio for the International Insurance segment was 104% (including 13 points for the underwriting loss on the 2017 Catastrophes) for 2017 compared to 94% (including one point for the underwriting loss on the 2016 Catastrophes) for 2016. The increase in the 2017 combined ratio was driven by the impact of the 2017 Catastrophes, partially offset by a lower expense ratio and more favorable development of prior years' loss reserves. Excluding the impact of underwriting losses related to the 2016 Catastrophes and 2017 Catastrophes described above, the current accident year loss ratio increased, primarily due to higher attritional losses on our property product lines in 2017 compared to 2016. The International Insurance segment's 2017 combined ratio included $198.7 million of favorable development on prior years' loss reserves compared to $164.7 million of favorable development in 2016. The increase in favorable development in 2017 compared to 2016 was driven by more favorable development on our general liability product lines in 2017. In both 2017 and 2016, favorable development on prior years' loss reserves occurred across several product lines, but was most significant on our professional liability, general liability and marine and energy product lines. The decrease in the expense ratio was attributable to the write off of previously capitalized software development costs in 2016 and lower profit sharing in 2017 compared to 2016. These decreases were partially offset by an unfavorable impact from changes in the mix of business in this segment, most notably as the result of higher retentions on products with higher net commission rates in 2017 compared to 2016.

Reinsurance Segment

The combined ratio for the Reinsurance segment was 132% (including 32 points for the underwriting loss on the 2017 Catastrophes) for 2017 compared to 87% (including four points for the underwriting loss on the 2016 Catastrophes) for 2016. The increase in the 2017 combined ratio was driven by the impact of the 2017 Catastrophes and adverse development on prior years' loss reserves attributable to the decrease in the Ogden rate in 2017. These increases were partially offset by a lower expense ratio in 2017 compared to 2016. Excluding the impact of underwriting losses related to the 2016 Catastrophes and 2017 Catastrophes described above, the current accident year loss ratio increased, primarily due to more unfavorable premium adjustments in 2017 compared to 2016. The Reinsurance segment's 2017 combined ratio included $7.8 million of adverse development on prior years' loss reserves compared to $125.5 million of favorable development in 2016. The adverse development in 2017 is primarily due to the decrease in the Ogden Rate, as previously discussed, which resulted in $85.0 million of adverse development, or nine points on the Reinsurance segment's combined ratio. We also experienced adverse development in 2017 on our professional liability product line. Largely offsetting this adverse development in 2017 was favorable development on our property product lines. In 2016, favorable development on prior years' loss reserves was most significant on our property product lines. The decrease in the expense ratio in 2017 compared to 2016 was primarily due to lower profit sharing expenses and a favorable impact from higher earned premium, including reinstatement premiums related to the 2017 Catastrophes. These decreases in the expense ratio were partially offset by the impact of higher earned premium on our quota share business in 2017 compared to 2016, which carries a higher commission rate than other business in the Reinsurance segment.

Premiums and Net Retentions

	Premium Analysis
	Years Ended December 31,
	Gross Written Premiums		Earned Premiums
(dollars in thousands)	2017	2016	2017	2016
U.S. Insurance	$2,885,279	$2,635,266	$2,364,121	$2,175,332
International Insurance	1,255,922	1,119,815	949,912	853,512
Reinsurance	1,112,101	1,041,055	934,114	836,264
Other Insurance (Discontinued Lines)	(195)	509	(169)	762
Total Underwriting	5,253,107	4,796,645	4,247,978	3,865,870
Program Services	253,853	—	—	—
Total	$5,506,960	$4,796,645	$4,247,978	$3,865,870

Gross Premium Volume

Gross premium volume in our underwriting segments increased 10% in 2017 compared to 2016. The increase in gross premium volume was attributable to an increase in gross premium volume across all three of our ongoing underwriting segments. Also impacting consolidated gross premium volume was $253.9 million of gross premium written through our program services business acquired as part of the State National transaction. All gross premium written in our program services business was ceded to third parties in 2017.

Gross premium volume in our U.S. Insurance segment increased 9% in 2017 compared to 2016. The increase in gross premium volume was driven by growth within our general liability product lines, personal lines and specialty programs business as well as the contribution of premiums from our new surety and collateral protection product lines which were acquired in 2017.

Gross premium volume in our International Insurance segment increased 12% in 2017 compared to 2016. The increase in gross premium volume was primarily due to higher premium volume within our marine and energy and general liability product lines.

Gross premium volume in our Reinsurance segment increased 7% in 2017 compared to 2016. The increase in gross premium volume was driven by $136.5 million of premium related to two large specialty quota share treaties entered into in the first quarter of 2017, as well as a favorable impact from assumed reinstatement premiums in our property product lines resulting from the 2017 Catastrophes. These increases were partially offset by lower gross premium volume in our auto and general liability product lines. Significant variability in gross premium volume can be expected in our Reinsurance segment due to individually significant deals and multi-year contracts.

Net Retention

Net retention of gross premium volume in our underwriting segments was 84% in 2017 and 83% in 2016. Higher retention in our International Insurance and Reinsurance segments was partially offset by lower retention in our U.S. Insurance segment. The increase in net retention within the International Insurance segment in 2017 was largely due to higher retention on our professional liability product lines. The increase in net retention within the Reinsurance segment for 2017 was primarily due to changes in the mix of business. Net retention in the U.S. Insurance segment decreased in 2017 compared to 2016 due to lower retention on our specialty programs and personal lines business, partially offset by higher retention on our casualty product lines. Within our underwriting operations, we purchase reinsurance and retrocessional reinsurance in order to manage our net retention on individual risks and enable us to write policies with sufficient limits to meet policyholder needs.

Earned Premiums

Earned premiums increased 10% in 2017 compared to 2016. The increase in earned premiums was attributable to higher earned premiums across all three of our ongoing underwriting segments and the favorable impact of net assumed reinstatement premiums.

The increase in earned premiums in our U.S. Insurance segment was primarily due to an increase in gross premium volume and higher retention in our general liability product lines. The increase was also attributable to earned premiums within our new surety and collateral protection product lines, as described above.

The increase in earned premiums in our International Insurance segment was attributable to an increase in gross premium volume in our marine and energy product line and an increase in gross premium volume and higher retention in our professional liability product lines.

The increase in earned premiums in our Reinsurance segment was primarily due to higher earned premiums in our property product lines due to the favorable impact of reinstatement premiums related to the 2017 Catastrophes, higher earned premium from the two large specialty quota share treaties entered into in the first quarter of 2017, as described above, as well as higher earned premiums in our professional liability and general liability product lines. These increases were partially offset by lower earned premiums in our auto product line.

Investing Results

Net investment income for 2017 was $405.7 million compared to $373.2 million in 2016. The increase in 2017 was driven by an increase in short-term investment income, primarily due to higher short-term interest rates, and higher dividend income due to increased equity holdings.

Net realized investment losses for 2017 were $5.3 million compared to net realized investment gains of $65.1 million in 2016. Net realized investment losses for 2017 included losses of $52.0 million on our investment in certain insurance-linked securities funds (ILS Funds) as a result of a decrease in the net asset value of the ILS Funds, which was driven by the impact of losses from Hurricanes Harvey, Irma and Maria and the wildfires in California on the underlying reinsurance contracts in which the ILS Funds are invested. Net realized investment losses for 2017 included $7.6 million of write downs for other-than-temporary declines in the estimated fair value of investments compared to $18.4 million of write downs in 2016. The 2017 and 2016 write downs were all attributable to equity securities. Net realized gains from the sale of equity securities in 2017 were $38.3 million compared to $63.2 million in 2016. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Markel Ventures Operations

The results of Markel Ventures, a diverse portfolio of companies in which we have a controlling interest, are included in other revenues and other expenses. In 2017, other revenues from our Markel Ventures operations were $1.3 billion compared to $1.2 billion in 2016. Other expenses from our Markel Ventures operations were $1.2 billion in 2017 compared to $1.1 billion in 2016. Net income to shareholders from our Markel Ventures operations was $103.6 million in 2017 compared to $56.2 million in 2016 and earnings before interest, income taxes, depreciation and amortization (EBITDA) was $177.6 million in 2017 compared to $165.1 million in 2016. See below for a reconciliation of net income to shareholders to Markel Ventures EBITDA.

The increase in revenues from our Markel Ventures operations in 2017 compared to 2016 was primarily due to the acquisition of Costa Farms and higher sales volumes in our non-manufacturing operations, partially offset by lower revenues in our manufacturing operations, primarily driven by lower sales volumes at one of our transportation related businesses.

Net income to shareholders and EBITDA from our Markel Ventures operations increased in 2017 compared to 2016 due in part to insurance recoveries in excess of 2017 storm losses totaling $44.4 million related to Hurricane Irma. Insurance recoveries include payments for the replacement cost of damaged structures and expected profits from damaged inventory that would have otherwise been sold in 2017 and 2018. Additionally, 2016 included an $18.7 million goodwill impairment charge related to one of our manufacturing reporting units. There was no similar charge in 2017. These favorable changes were partially offset by a larger increase in our estimate of contingent consideration payments in 2017 compared to 2016. During 2017, operating expenses for our non-manufacturing operations included $19.0 million of expense as a result of an increase in our estimate of the contingent consideration obligation related to the acquisition of Costa Farms. During 2016, operating expenses for our non-manufacturing operations included $10.3 million of expense as a result of an increase in our estimate of the contingent consideration obligation related to the 2015 acquisition of CapTech.

Net income to shareholders from Markel Ventures also increased in 2017 compared to 2016 as a result of recording a provisional one-time tax benefit of $37.1 million in the fourth quarter of 2017 following the enactment of the TCJA, as previously discussed.

Excluding the impact of insurance recoveries, goodwill impairment charges, contingent consideration adjustments and the TCJA on 2016 and 2017, net income to shareholders and EBITDA decreased as a result of higher materials costs and lower sales volumes in certain of our manufacturing operations, partially offset by higher sales volumes in certain of our non-manufacturing operations.

Interest Expense, Loss on Early Extinguishment of Debt and Income Taxes

Interest Expense and Loss on Early Extinguishment of Debt

Interest expense for 2017 was $132.5 million compared to $129.9 million in 2016. The increase in interest expense in 2017 compared to 2016 was due to interest expense associated with our 5.0% unsecured senior notes which were issued in the second quarter of 2016 and our 3.50% and 4.30% unsecured senior notes issued during the fourth quarter of 2017, partially offset by the partial purchase of our 7.125% unsecured senior notes and our 7.35% unsecured senior notes in the second quarter of 2016 and the repayment of our 7.20% unsecured senior notes in the second quarter of 2017.

In connection with the partial purchase of our 7.125% unsecured senior notes and our 7.35% unsecured senior notes in the second quarter of 2016, we recognized a loss on early extinguishment of debt of $44.1 million during 2016.

Income Taxes

The effective tax rate for the year ended December 31, 2017 is not meaningful as a result of the significant tax benefit resulting from enactment of the TCJA. Therefore, we also analyzed our adjusted effective tax rate, which excludes the impact of the TCJA and is a non-GAAP measure. The following table summarizes our effective tax rate and adjusted effective tax rate for the years ended December 31, 2017 and 2016.

	Years Ended December 31,
	2017	2016
Effective tax rate	(359)%	27%
Impact of TCJA on effective tax rate	(389)	—
Adjusted effective tax rate	30%	27%

Our adjusted effective tax rate in 2017 differs from the statutory rate of 35% primarily as a result of tax-exempt investment income partially offset by the impact of a lower tax benefit from losses attributable to our foreign operations, which are taxed at a lower rate. The increase in the adjusted effective tax rate in 2017 compared to the effective tax rate in 2016 was primarily due to an increase in the proportion of U.S. earnings taxed at 35% in 2017 compared to 2016 and the impact of losses from our foreign operations on our 2017 effective tax rate. These increases were partially offset by the impact of tax-exempt investment income, which, relative to lower income before income taxes in 2017 compared to 2016, produced a larger benefit on our effective tax rate in 2017.

Financial Condition

Invested assets were $20.6 billion at December 31, 2017 compared to $19.1 billion at December 31, 2016. Equity securities were $6.0 billion, or 29% of invested assets, at December 31, 2017 compared to $4.7 billion, or 25% of invested assets, at December 31, 2016. During 2017, we increased our holdings of equity securities, cash and cash equivalents and fixed maturities and reduced our holdings of short-term investments. At both December 31, 2017 and 2016, short-term investments, cash and cash equivalents and restricted cash represented 23% of our invested assets. Fixed maturities represented 48% of our invested assets at December 31, 2017 compared to 52% at December 31, 2016. Net unrealized gains on investments, net of taxes, were $2.5 billion at December 31, 2017 compared to $1.7 billion at December 31, 2016. At December 31, 2017, we held securities with gross unrealized losses of $57.3 million, or less than 1% of invested assets.

In November 2017, we issued $300 million of 3.50% unsecured senior notes due November 1, 2027 and $300 million of 4.30% unsecured senior notes due November 1, 2047. Net proceeds were $297.4 million and $295.5 million, respectively, to be used for general corporate purposes.

At December 31, 2017, our holding company held $2.7 billion of invested assets compared to $2.5 billion of invested assets at December 31, 2016. The increase in holding company invested assets is primarily due to dividends received from our subsidiaries and net proceeds from our fourth quarter issuance of unsecured senior notes, partially offset by cash paid for acquisitions and capital contributions to our subsidiaries.

Net cash provided by operating activities was $858.5 million in 2017 compared to $534.6 million in 2016. Net cash flows from operating activities for the year ended December 31, 2017 reflected higher premium collections, primarily in the U.S. Insurance and Reinsurance segments, and lower payments for income taxes and employee profit sharing compared to the same period of 2016. Also reflected in net cash flows from operating activities for 2017 was higher claims settlement activity across all of our underwriting segments compared to 2016, primarily as a result of the 2017 Catastrophes that occurred in the second half of 2017. As of December 31, 2017, we had paid 27% of our total estimated net losses on the 2017 Catastrophes. Net cash provided by operating activities for the years ended December 31, 2017 and December 31, 2016 was net of cash payments of $45.8 million and $51.9 million, respectively, made in connection with commutations that were completed during the respective periods. Cash flows in 2016 included payments totaling $47.0 million to settle contingent purchase obligations, of which $32.9 million was included in operating activities.

Safe Harbor and Cautionary Statement

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Risk Factors" and "Safe Harbor and Cautionary Statement" in our 2016 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q or are included in the items listed below:

•
our expectations about future results of our underwriting, investing and other operations are based on current knowledge and assume no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	the effect of cyclical trends on our underwriting, investing and other operations, including demand and pricing in the insurance, reinsurance and other markets in which we operate;

•	actions by competitors, including the application of new or "disruptive" technologies or business models and consolidation, and the effect of competition on market trends and pricing;

•
we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;

•
the frequency and severity of man-made and natural catastrophes (including earthquakes, fires and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of fires and weather-related catastrophes, may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;

•
emerging claim and coverage issues, changing legal and social trends, and inherent uncertainties in the loss estimation process can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;

•
reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;

•
changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;

•	adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;

•	the failure or inadequacy of any loss limitation methods we employ;

•	changes in the availability, costs and quality of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business;

•
the ability or willingness of reinsurers or capacity providers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer or capacity provider credit quality and coverage disputes;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•
general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;

•
economic conditions, actual or potential defaults in municipal bonds or sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility;

•	economic conditions may adversely affect our access to capital and credit markets;

•	the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns and economic and currency concerns;

•
the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;

•	the impacts that health epidemics and pandemics may have on our business operations and claims activity;

•	the impact on our businesses of the repeal, in part or in whole, or modification of U.S. health care reform legislation and regulations;

•	changes in U.S. tax laws or in the tax laws of other jurisdictions in which we operate;

•
we are dependent upon operational effectiveness and security of our enterprise information technology systems and those maintained by third parties; if one or more of those systems fail or suffer a security breach, our businesses or reputation could be adversely impacted;

•	our acquisitions may increase our operational and control risks for a period of time;

•	we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;

•	any determination requiring the write-off of a significant portion of our goodwill and intangible assets;

•	the loss of services of any executive officer or other key personnel could adversely impact one or more of our operations;

•	our substantial international operations and investments expose us to increased political, operational and economic risks, including foreign currency exchange rate and credit risk;

•	the vote by the United Kingdom to leave the European Union, which could have adverse consequences for our businesses, particularly our London-based international insurance operations;

•	our ability to raise third party capital for existing or new investment vehicles and risks related to our management of third party capital;

•	the effectiveness of our procedures for compliance with existing and ever increasing guidelines, policies and legal and regulatory standards, rules, laws and regulations;

•
the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than those applicable to non-U.S. companies and their affiliates;

•	regulatory changes, or challenges by regulators, regarding the use of certain issuing carrier or fronting arrangements;

•	our dependence on a limited number of distribution partners and capacity providers for a large portion of our revenues and third-party capital;

•	adverse changes in our assigned financial strength or debt ratings could adversely impact us, including our ability to attract and retain business and the availability and cost of capital; and

•
a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing market; liability for environmental matters; volatility in the market prices for their products; and volatility in commodity prices and interest and foreign currency exchange rates.

Our premium volume, underwriting and investment results and results from our other operations have been and will continue to be potentially materially affected by these factors. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Wednesday, February 7, 2018, beginning at 9:30 a.m. (Eastern Time). Any person interested in listening to the call should contact Markel's Investor Relations Department at 804-747-0136. Investors, analysts and the general public also may listen to the call free over the Internet through Markel Corporation's web site, www.markelcorp.com. A replay of the call will also be available on this web site from approximately two hours after the conclusion of the call until Monday, February 19, 2018.

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Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income and Comprehensive Income (Loss)

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2017	2016	2017	2016
OPERATING REVENUES
Earned premiums	$1,131,940	$983,081	$4,247,978	$3,865,870
Net investment income	101,553	93,793	405,709	373,230
Net realized investment gains (losses):
Other-than-temporary impairment losses	(328)	(6,275)	(7,589)	(18,355)
Net realized investment gains (losses), excluding other-than-temporary impairment losses	(3,460)	5,586	2,286	83,502
Net realized investment gains (losses)	(3,788)	(689)	(5,303)	65,147
Other revenues	432,562	352,440	1,413,275	1,307,779
Total Operating Revenues	1,662,267	1,428,625	6,061,659	5,612,026
OPERATING EXPENSES
Losses and loss adjustment expenses	655,632	485,819	2,865,761	2,050,744
Underwriting, acquisition and insurance expenses	418,239	385,801	1,587,414	1,498,590
Amortization of intangible assets	27,308	17,059	80,758	68,533
Other expenses	381,996	327,528	1,307,980	1,190,243
Total Operating Expenses	1,483,175	1,216,207	5,841,913	4,808,110
Operating Income	179,092	212,418	219,746	803,916
Interest expense	35,438	32,206	132,451	129,896
Loss on early extinguishment of debt	—	—	—	44,100
Income Before Income Taxes	143,654	180,212	87,295	629,920
Income tax expense (benefit)	(295,672)	47,509	(313,463)	169,477
Net Income	439,326	132,703	400,758	460,443
Net income (loss) attributable to noncontrolling interests	4,445	(23)	5,489	4,754
Net Income to Shareholders	$434,881	$132,726	$395,269	$455,689

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains on investments, net of taxes:
Net holding gains (losses) arising during the period	$209,543	$(135,733)	$787,339	$275,661
Change in unrealized other-than-temporary impairment losses on fixed maturities arising during the period	—	75	—	35
Reclassification adjustments for net gains included in net income	(9,698)	(220)	(24,296)	(33,528)
Change in net unrealized gains on investments, net of taxes	199,845	(135,878)	763,043	242,168
Change in foreign currency translation adjustments, net of taxes	(9,321)	(5,563)	10,449	(11,704)
Change in net actuarial pension loss, net of taxes	3,868	(20,347)	6,259	(19,100)
Total Other Comprehensive Income (Loss)	194,392	(161,788)	779,751	211,364
Comprehensive Income (Loss)	633,718	(29,085)	1,180,509	671,807
Comprehensive income (loss) attributable to noncontrolling interests	4,471	(35)	5,535	4,760
Comprehensive Income (Loss) to Shareholders	$629,247	$(29,050)	$1,174,974	$667,047

NET INCOME PER SHARE
Basic	$30.48	$9.14	$25.89	$31.41
Diluted	$30.39	$9.11	$25.81	$31.27

Selected Data			December 31,
(dollars and shares in thousands, except per share data)			2017	2016
Total investments, cash and cash equivalents and restricted cash and cash equivalents			$20,570,337	$19,058,666
Reinsurance recoverable on paid and unpaid losses			4,745,390	2,071,837
Goodwill			1,777,464	1,142,248
Intangible assets			1,355,681	722,542
Total assets			32,805,016	25,875,299
Unpaid losses and loss adjustment expenses			13,584,281	10,115,662
Unearned premiums			3,308,779	2,263,838
Senior long-term debt and other debt			3,099,230	2,574,529
Total shareholders' equity			9,504,148	8,460,927
Book value per common share outstanding			$683.55	$606.30
Common shares outstanding			13,904	13,955

Markel Corporation and Subsidiaries
Supplemental Financial Information
For the Quarters and Years Ended December 31, 2017 and 2016

Gross Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2017	2016	2017	2016
U.S. Insurance	$713,798	$634,812	$2,885,279	$2,635,266
International Insurance	306,891	240,737	1,255,922	1,119,815
Reinsurance	86,385	121,017	1,112,101	1,041,055
Other Insurance (Discontinued Lines)	(10)	(6)	(195)	509
Underwriting total	1,107,064	996,560	5,253,107	4,796,645
Program Services	253,853	—	253,853	—
Consolidated	$1,360,917	$996,560	$5,506,960	$4,796,645

Net Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2017	2016	2017	2016
U.S. Insurance	$602,949	$542,970	$2,432,477	$2,237,163
International Insurance	240,748	183,803	1,007,319	864,494
Reinsurance	78,462	112,278	978,160	898,728
Other Insurance (Discontinued Lines)	(12)	80	(169)	635
Consolidated	$922,147	$839,131	$4,417,787	$4,001,020

Net Earned Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2017	2016	2017	2016
U.S. Insurance	$636,250	$560,744	$2,364,121	$2,175,332
International Insurance	276,306	216,147	949,912	853,512
Reinsurance	219,396	206,113	934,114	836,264
Other Insurance (Discontinued Lines)	(12)	77	(169)	762
Consolidated	$1,131,940	$983,081	$4,247,978	$3,865,870

Combined Ratios
	Quarters Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
U.S. Insurance	83%	88%	95%	93%
International Insurance	101%	92%	104%	94%
Reinsurance	122%	87%	132%	87%
Consolidated	95%	89%	105%	92%

Components of Consolidated Operating Income
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2017	2016	2017	2016
U.S. Insurance Segment Profit (1)	$108,647	$57,718	$122,270	$144,481
International Insurance Segment Profit (Loss) (1)	(3,023)	17,248	(35,100)	47,053
Reinsurance Segment Profit (Loss) (1)	(47,916)	26,726	(298,800)	106,835
Other Insurance (Discontinued Lines) Segment Loss (1)	(6,613)	(7,600)	(18,701)	(14,862)
Investing Segment Profit	97,765	93,104	400,406	438,377
Other Revenues	430,781	348,064	1,401,531	1,293,185
Other Expenses	(373,241)	(305,783)	(1,271,102)	(1,142,620)
Amortization of Intangible Assets	(27,308)	(17,059)	(80,758)	(68,533)
Consolidated Operating Income	$179,092	$212,418	$219,746	$803,916

(1)	Segment profit (loss) for our underwriting segments includes underwriting profit (loss) as well as other revenues and other expenses from our insurance operations.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2017 and 2016

Other Revenues
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2017	2016	2017	2016
Markel Ventures: Manufacturing	$185,900	$194,993	$742,591	$784,745
Markel Ventures: Non-Manufacturing	214,100	113,841	590,689	429,704
Investment management	8,856	33,635	28,740	56,455
Program services	15,328	—	15,328	—
Managing general agent operations	909	3,892	8,821	12,703
Life and annuity	388	484	2,022	1,891
Other	7,081	5,595	25,084	22,281
Total	$432,562	$352,440	$1,413,275	$1,307,779

Other Expenses
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2017	2016	2017	2016
Markel Ventures: Manufacturing	$166,767	$184,432	$650,491	$675,620
Markel Ventures: Non-Manufacturing	177,803	100,676	535,352	396,323
Investment management	14,954	15,039	52,636	46,190
Program services	6,508	—	6,508	—
Managing general agent operations	1,323	14,673	5,803	21,119
Life and annuity	7,209	7,072	28,218	26,504
Other	7,432	5,636	28,972	24,487
Total	$381,996	$327,528	$1,307,980	$1,190,243

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2017 and 2016

Reconciliation of Non-GAAP Financial Measure
The following table reconciles consolidated net income to shareholders, to earnings before interest, income taxes, depreciation and amortization (EBITDA) of Markel Ventures, net of noncontrolling interests.

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2017	2016	2017	2016
Net income to shareholders	$434,881	$132,726	$395,269	$455,689
(Income) loss before income taxes from other Markel operations	(105,008)	(167,183)	12,450	(532,989)
Income tax expense (benefit) from other Markel operations	(264,683)	41,109	(304,160)	133,472
Markel Ventures net income to shareholders	65,190	6,652	103,559	56,172
Interest expense	6,607	3,290	18,345	14,900
Income tax expense (benefit)	(31,182)	6,071	(11,494)	34,502
Depreciation expense	11,754	8,684	38,514	32,759
Amortization of intangible assets	9,444	6,590	28,691	26,796
Markel Ventures EBITDA - Total	$61,813	$31,287	$177,615	$165,129

Markel Ventures EBITDA - Manufacturing	$22,901	$15,393	$104,938	$120,993
Markel Ventures EBITDA - Non-Manufacturing	38,912	15,894	72,677	44,136
Markel Ventures EBITDA - Total	$61,813	$31,287	$177,615	$165,129

Interest expense for the quarters ended December 31, 2017 and 2016 includes intercompany interest expense of $4.6 million and $2.3 million, respectively. Interest expense for the years ended December 31, 2017 and 2016 includes intercompany interest expense of $12.3 million and $9.7 million, respectively.

Markel Ventures EBITDA is a non-GAAP financial measure. Markel Ventures EBITDA reflects income attributable to our ownership interest in Markel Ventures before interest, income taxes, depreciation and amortization. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including revenues and net income, to monitor and evaluate the performance of our Markel Ventures operations. Because EBITDA excludes interest, income taxes, depreciation and amortization, it provides an indicator of economic performance that is useful to both management and investors in evaluating our Markel Ventures businesses as it is not affected by levels of debt, interest rates, effective tax rates, levels of depreciation and amortization resulting from purchase accounting.

Net Income per Share
Net income per share was determined by dividing adjusted net income to shareholders by the applicable weighted average shares outstanding. Diluted net income per share is computed by dividing adjusted net income to shareholders by the weighted average number of common shares and dilutive potential common shares outstanding during the year.

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2017	2016	2017	2016
Net income to shareholders	$434,881	$132,726	$395,269	$455,689
Adjustment of redeemable noncontrolling interests	(10,156)	(4,563)	(33,738)	(15,472)
Adjusted net income to shareholders	$424,725	$128,163	$361,531	$440,217

Basic common shares outstanding	13,934	14,015	13,964	14,013
Dilutive potential common shares from conversion of options	1	2	1	4
Dilutive potential common shares from conversion of restricted stock	40	55	41	61
Diluted shares outstanding	13,975	14,072	14,006	14,078
Basic net income per share	$30.48	$9.14	$25.89	$31.41
Diluted net income per share	$30.39	$9.11	$25.81	$31.27